AMENDMENT NO. 11

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated as of November 30, 2018, amends the Master Investment Advisory Agreement (the “Agreement”), dated November 25, 2003, between AIM International Mutual Funds (Invesco International Mutual Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties agree to amend the Agreement to change the name of Invesco International Companies Fund to Invesco International Select Equity Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

“Appendix A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Asia Pacific Growth Fund	November 25, 2003

Invesco European Growth Fund	November 25, 2003

Invesco Global Growth Fund	November 25, 2003

Invesco Global Opportunities Fund	July 30, 2012

Invesco Global Small & Mid Cap Growth Fund	November 25, 2003

Invesco Global Responsibility Equity Fund	June 30, 2016

Invesco International Select Equity Fund	December 21, 2015

Invesco International Core Equity Fund	November 25, 2003

Invesco International Growth Fund	November 25, 2003

Invesco Select Opportunities Fund	July 30, 2012

Appendix B

COMPENSATION TO THE ADVISOR

The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Asia Pacific Growth Fund

Invesco European Growth Fund

Invesco International Select Equity Fund

Invesco International Growth Fund

Net Assets	Annual Rate
First $250 million	0.935%
Next $250 million	0.91%
Next $500 million	0.885%
Next $1.5 billion	0.86%
Next $2.5 billion	0.835%
Next $2.5 billion	0.81%
Next $2.5 billion	0.785%
Over $10 billion	0.76%

Invesco Global Growth Fund

Invesco Global Opportunities Fund

Invesco Global Small & Mid Cap Growth Fund

Invesco Select Opportunities Fund

Net Assets	Annual Rate
First $250 million	0.80%
Next $250 million	0.78%
Next $500 million	0.76%
Next $1.5 billion	0.74%
Next $2.5 billion	0.72%
Next $2.5 billion	0.70%
Next $2.5 billion	0.68%
Over $10 billion	0.66%

Invesco International Core Equity Fund

Net Assets	Annual Rate
First $500 million	0.75%
Next $500 million	0.65%
From $1 billion	0.55%
From $2 billion	0.45%
From $4 billion	0.40%
From $6 billion	0.375%
From $8 billion	0.35%”

Invesco Global Responsibility Equity Fund

Net Assets	Annual Rate
First $25 million	0.65%
Over $25 million	0.60%

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM INTERNATIONAL MUTUAL FUNDS
(INVESCO INTERNATIONAL MUTUAL FUNDS)

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

(SEAL)

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